Exhibit 99.1
Lyft Announces Results for First Quarter 2024
Q1 Rides and Gross Bookings Growth Exceed 20% Year-Over-Year
Expects Higher Cash Generation for Full-Year 2024

SAN FRANCISCO, CA, May 7, 2024 - Lyft, Inc. (Nasdaq:LYFT) today announced financial results for the first quarter ended March 31, 2024.
“Lyft is off to a strong start in 2024. We are executing well and bringing much-needed innovation to the market. That’s why drivers and riders are choosing Lyft more often,” said CEO David Risher. “After a year in the driver’s seat at Lyft I’m thrilled to see all the ways that our customer obsession drives profitable growth.”
“We continue to see demand for our platform increase and our Q1 results reflect this: we delivered strong top-line growth and had our second consecutive quarter of positive free cash flow,” said CFO Erin Brewer. “We've had a solid start to the year and we’re on track to deliver on our full-year financial goals with an improved outlook for our full-year free cash flow.”
First Quarter 2024 Financial Highlights:
•Gross Bookings of $3.7 billion was up 21% year-over-year.
•Revenue of $1.3 billion was up 28% year-over-year.
•Net loss of $31.5 million compares with $187.6 million in Q1’23. Net loss includes $87.5 million of stock-based compensation and related payroll tax expenses. Net loss as a percentage of Gross Bookings was (0.9)% and compares with (6.2)% in Q1’23.
•Adjusted EBITDA of $59.4 million compares with $22.7 million in Q1’23. Adjusted EBITDA margin as a percentage of Gross Bookings was 1.6% and compares with 0.7% in Q1’23.
First Quarter 2024 Operational Highlights:
•Rides of 188 million: were up 23% year-over-year, reflecting strong demand across use cases. Growth in early morning, commute and weekend evening trips was particularly strong, which is a continuation of the trends we saw in the back half of 2023.
•Active Riders of 21.9 million: were up 12% year-over-year, reflecting an improvement in rider retention along with an increase in new riders.
•Driver Earnings Commitment: Lyft drivers know they’ll always earn at least 70% of the rider fare each week after external fees. Since the launch in February, drivers’ perceptions of pay fairness have improved significantly, with 75% telling us they have a better understanding of their earnings. The data shows our commitment is helping us attract and retain drivers, and increase driver hours.
•Women+ Connect rolled out nationwide: with extremely positive feedback. Women and non-binary driver activations increased by nearly 24% year-over-year in Q1. This has continued to be one of Lyft’s highest-rated features, and most drivers who use it tell us they feel safer while driving with Lyft.
•Bringing people together: is core to Lyft's purpose and exactly what our platform does. On St. Paddy’s Day, we focused on helping people connect and the impact was nearly 20% more rides than the average Sunday in the quarter. And on April 8th for the eclipse, Lyft saw a pop in Scheduled Rides as people headed towards the path of totality.
•Strong growth in Canada: Over the past year we’ve brought our focus on customer obsession to this market and it’s already producing results. Lyft operates in five of Canada’s largest cities, as well as in about 13 smaller cities. As we’ve begun to apply our customer obsession to those markets, we’ve doubled rides and more than doubled new rider activations and driver hours in Q1 year-on-year.
•Lyft Media: Revenue grew by about 250% year-over-year with about half of our business coming from repeat customers, like NBCUniversal. We’ve also added several new customers including Zillow and Mastercard. And in Q1 we added new partners, including Nielsen and Oracle Advertising - for their ads measurement and data enrichment solution to expand targeting - helping us deliver even more value to our customers.

Second Quarter 2024 Outlook:
•Gross Bookings of approximately $4.0 billion to $4.1 billion.
•Adjusted EBITDA of $95 million to $100 million and an Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.4%.
FY’24 Directional Commentary: Free Cash Flow Conversion Updated
•Rides growth in the mid-teens year-over-year.
•Gross Bookings growth that is slightly faster than Rides growth year-over-year.
•Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.1%.
•We remain on track to generate positive free cash flow for the full year. Given our improved visibility into the first half of the year, we now expect at least 70% of Adjusted EBITDA to convert to free cash flow for the full-year 2024.

Lyft to Host First Investor Day
Lyft will host an Investor Day on June 6, 2024 in New York City. The event will begin at 9:00 a.m. Eastern Time and will include a Q&A session following presentations. A live audio webcast and presentation slides will be posted on the day of the event to the Company’s Investor Relations page at https://investor.lyft.com/.

We have not provided the forward-looking GAAP equivalent to our non-GAAP outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of reconciling items such as stock-based compensation and income tax. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see "GAAP to non-GAAP Reconciliations" below.

Financial and Operational Results through the First Quarter of 2023

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
	(in millions, except for percentages)
Active Riders	21.9	22.4	19.6
Rides	187.7	190.8	153.0
Gross Bookings	$3,693.2	$3,724.3	$3,050.7
Revenue	$1,277.2	$1,224.6	$1,000.5
Net loss	$(31.5)	$(26.3)	$(187.6)
Net loss as a percentage of Gross Bookings	(0.9)%	(0.7)%	(6.2)%
Adjusted EBITDA	$59.4	$66.6	$22.7
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	1.6%	1.8%	0.7%
Adjusted Net Income (Loss)	$60.0	$71.1	$27.7
Free cash flow	$127.1	$14.9	$(120.8)
Note: Information on our key metrics and non-GAAP financial measures is also available on our Investor Relations page.

Definitions of Key Metrics
Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions invoiced to rideshare riders including any applicable taxes, tolls and fees excluding tips to drivers. It also includes amounts invoiced for other offerings, including but not limited to: Express Drive vehicle rentals, bike and scooter rentals, and amounts recognized for subscriptions, bike and bike station hardware and software sales, media, sponsorships, partnerships, and licensing and data access agreements.
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Non-GAAP Financial Measures”.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides including rideshare and bike and scooter rides completed using our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft App. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft App.
Active Riders
The number of Active Riders is a key indicator of the scale of our user community. Lyft defines Active Riders as all riders who take at least one ride during a quarter where the Lyft Platform processes the transaction. An Active Rider is identified by a unique phone number. If a rider has two mobile phone numbers or changed their phone number and that rider took rides using both phone numbers during the quarter, that person would count as two Active Riders. If a rider has a personal and business profile tied to the same mobile phone number, that person would be considered a single Active Rider. If a ride has been requested by an organization using our Concierge offering for the benefit of a rider, we exclude this rider in the calculation of Active Riders, unless the ride is accessible in that rider’s Lyft App.
Webcast

Lyft will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://investor.lyft.com/. The archived webcast will be available on our Investor Relations page shortly after the call.
About Lyft
Lyft is one of the largest transportation networks in North America, bringing together rideshare, bikes, and scooters all in one app. We are customer-obsessed and driven by our purpose: getting riders out into the world so they can live their lives together, and providing drivers a way to work that gives them control over their time and money.
Available Information
Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its X accounts (@lyft and @davidrisher), and its blogs (including: lyft.com/blog, lyft.com/hub, and eng.lyft.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Lyft's future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Lyft's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, Lyft’s guidance and outlook, including for the second quarter and full fiscal year 2024, and the trends and assumptions underlying such guidance and outlook, and Lyft’s plans and expectations for fiscal year 2024, including statements about profitable growth. Lyft’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to our limited operating history and the macroeconomic environment. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Lyft's filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that was filed with the SEC on February 20, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 that will be filed with the SEC by May 10, 2024. The forward-looking statements in this release are based on information available to Lyft as of the date hereof, and Lyft disclaims any obligation to update any forward-looking statements, except as required by law. This press release discusses "customers." For rideshare, there are two customers in every car - the driver is Lyft's customer, and the rider is the driver's customer. We care about both.
Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net loss adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation and sublease income, as well as, if applicable, restructuring charges, costs related to acquisitions and divestitures and costs from transactions related to certain legacy auto insurance liabilities. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines Adjusted Net Income (Loss) as net loss adjusted for amortization of intangible assets, stock-based compensation expense (net of any benefit), and payroll tax expense related to stock-based compensation, as well as, if applicable, restructuring charges and transaction costs related to certain legacy auto insurance liabilities and cost related to acquisitions and divestitures. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.

Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
In November 2022 and April 2023, Lyft committed to plans of termination as part of efforts to reduce operating expenses. Lyft believes the costs associated with these restructuring efforts do not reflect performance of Lyft’s ongoing operations. Lyft believes the adjustment to exclude the costs related to restructuring from Adjusted EBITDA and Adjusted Net Income (Loss) is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA and Adjusted Net Income (Loss) amounts.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Contacts
Sonya Banerjee	Media
investor@lyft.com	press@lyft.com

Lyft, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share and per share data)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$507,918	$558,636
Short-term investments	1,157,729	1,126,548
Prepaid expenses and other current assets	883,133	892,235
Total current assets	2,548,780	2,577,419
Restricted cash and cash equivalents	144,698	211,786
Restricted investments	1,062,318	837,291
Other investments	39,290	39,870
Property and equipment, net	544,454	465,844
Operating lease right of use assets	95,074	98,202
Intangible assets, net	55,591	59,515
Goodwill	256,228	257,791
Other assets	15,992	16,749
Total assets	$4,762,425	$4,564,467
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$104,470	$72,282
Insurance reserves	1,390,952	1,337,868
Accrued and other current liabilities	1,580,509	1,508,855
Operating lease liabilities — current	43,267	42,556
Total current liabilities	3,119,198	2,961,561
Operating lease liabilities	124,796	134,102
Long-term debt, net of current portion	942,174	839,362
Other liabilities	84,925	87,924
Total liabilities	4,271,093	4,022,949
Stockholders’ equity
Preferred stock, $0.00001 par value; 1,000,000,000 shares authorized as of March 31, 2024 and December 31, 2023; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value; 18,000,000,000 Class A shares authorized as of March 31, 2024 and December 31, 2023; 394,588,223 and 391,239,046 Class A shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively; 100,000,000 Class B shares authorized as of March 31, 2024 and December 31, 2023; 8,530,629 and 8,566,629 Class B shares issued and outstanding as of March 31, 2024 and December 31, 2023.	4	4
Additional paid-in capital	10,810,051	10,827,378
Accumulated other comprehensive income (loss)	(6,273)	(4,949)
Accumulated deficit	(10,312,450)	(10,280,915)
Total stockholders’ equity	491,332	541,518
Total liabilities and stockholders’ equity	$4,762,425	$4,564,467

Lyft, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$1,277,201	$1,000,548
Costs and expenses
Cost of revenue	755,362	548,992
Operations and support	103,042	98,926
Research and development	100,023	196,904
Sales and marketing	145,472	115,941
General and administrative	236,253	256,540
Total costs and expenses	1,340,152	1,217,303
Loss from operations	(62,951)	(216,755)
Interest expense	(7,048)	(5,433)
Other income (expense), net	41,057	37,215
Loss before income taxes	(28,942)	(184,973)
Provision for (benefit from) income taxes	2,593	2,676
Net loss	$(31,535)	$(187,649)
Net loss per share, basic and diluted	$(0.08)	$(0.50)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	401,553	373,727
Stock-based compensation included in costs and expenses:
Cost of revenue	$6,016	$10,769
Operations and support	2,094	5,928
Research and development	29,832	93,505
Sales and marketing	4,204	11,684
General and administrative	37,952	58,497

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(31,535)	$(187,649)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	32,408	27,230
Stock-based compensation	80,098	180,383
Amortization of premium on marketable securities	64	80
Accretion of discount on marketable securities	(20,872)	(13,624)
Amortization of debt discount and issuance costs	804	666
(Gain) loss on sale and disposal of assets, net	(4,336)	(7,575)
Other	2,114	3,489
Changes in operating assets and liabilities, net effects of acquisition
Prepaid expenses and other assets	9,760	(1,115)
Operating lease right-of-use assets	7,055	18,978
Accounts payable	31,819	(4,295)
Insurance reserves	53,084	(63,647)
Accrued and other liabilities	8,486	(15,306)
Lease liabilities	(12,772)	(11,655)
Net cash provided by (used in) operating activities	156,177	(74,040)
Cash flows from investing activities
Purchases of marketable securities	(1,124,149)	(598,640)
Purchases of term deposits	(2,194)	—
Proceeds from sales of marketable securities	43,973	223,114
Proceeds from maturities of marketable securities	841,665	846,440
Proceeds from maturities of term deposits	3,539	5,000
Purchases of property and equipment and scooter fleet	(29,106)	(46,799)
Sales of property and equipment	24,181	20,256
Net cash (used in) provided by investing activities	(242,091)	449,371
Cash flows from financing activities
Repayment of loans	(20,572)	(21,145)
Proceeds from issuance of convertible senior notes	460,000	—
Payment of debt issuance costs	(11,888)	—
Purchase of capped call	(47,886)	—
Repurchase of Class A Common Stock	(50,000)	—
Payment for settlement of convertible senior notes due 2025	(350,000)	—
Proceeds from exercise of stock options and other common stock issuances	1,924	297
Taxes paid related to net share settlement of equity awards	(1,462)	(1,165)
Principal payments on finance lease obligations	(11,479)	(5,730)
Net cash used in financing activities	(31,363)	(27,743)
Effect of foreign exchange on cash, cash equivalents and restricted cash and cash equivalents	(528)	17
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(117,805)	347,605
Cash, cash equivalents and restricted cash and cash equivalents
Beginning of period	771,786	391,822
End of period	$653,981	$739,427

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Reconciliation of cash, cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$507,918	$509,576
Restricted cash and cash equivalents	144,698	228,487
Restricted cash, included in prepaid expenses and other current assets	1,365	1,364
Total cash, cash equivalents and restricted cash and cash equivalents	$653,981	$739,427
Non-cash investing and financing activities
Financed vehicles acquired	$88,350	$98,373
Purchases of property and equipment and scooter fleet not yet settled	8,496	7,547
Right-of-use assets acquired under finance leases	11,956	5,367
Right-of-use assets acquired under operating leases	3,328	672
Remeasurement of finance and operating lease right of use assets	(3,659)	(8,105)

Lyft, Inc.
GAAP to Non-GAAP Reconciliations
(in millions)
(unaudited)

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
Adjusted EBITDA(1)
Net loss	$(31.5)	$(26.3)	$(187.6)
Adjusted to exclude the following:
Interest expense(1)	8.5	9.7	5.9
Other (income) expense, net	(41.1)	(45.4)	(37.2)
Provision for (benefit from) income taxes	2.6	3.2	2.7
Depreciation and amortization	32.4	31.2	27.2
Stock-based compensation	80.1	91.7	180.4
Payroll tax expense related to stock-based compensation	7.4	1.6	6.2
Sublease income	1.1	1.1	1.3
Restructuring charges(2)	—	—	23.9
Adjusted EBITDA	$59.4	$66.6	$22.7
Gross Bookings	$3,693.2	$3,724.3	$3,050.7
Net loss as a percentage of Gross Bookings	(0.9)%	(0.7)%	(6.2)%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	1.6%	1.8%	0.7%
_______________
(1) Includes $1.4 million, $1.2 million and $0.4 million related to the interest component of vehicle related finance leases in the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2) In the first quarter of 2023, we incurred restructuring charges of $4.3 million of severance and other employee costs and $19.6 million related to right-of-use-asset impairments and other costs due to ongoing transformational initiatives. Restructuring related charges for stock-based compensation of $0.2 million and accelerated depreciation of $0.3 million are included on their respective line items. These charges were related to the restructuring plan announced in November 2022.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
Adjusted Net Income (Loss)
Net loss	$(31.5)	$(26.3)	$(187.6)
Adjusted to exclude the following:
Amortization of intangible assets	4.1	4.1	4.5
Stock-based compensation expense	80.1	91.7	180.4
Payroll tax expense related to stock-based compensation	7.4	1.6	6.2
Restructuring charges(1)	—	—	24.2
Adjusted Net Income (Loss)	$60.0	$71.1	$27.7
_______________
(1) In the first quarter of 2023, we incurred restructuring charges of $4.3 million of severance and other employee costs, $19.6 million related to right-of-use asset impairments and other costs and $0.3 million related to accelerated depreciation of certain fixed assets due to ongoing transformational initiatives. In addition, restructuring related charges for the stock-based compensation of $0.2 million are included on its respective line item. These charges were related to the restructuring plan announced in November 2022.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
Free cash flow

Net cash provided by (used in) operating activities	$156.2	$43.5	$(74.0)
Less: purchases of property and equipment and scooter fleet	(29.1)	(28.6)	(46.8)
Free cash flow	$127.1	$14.9	$(120.8)
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.